FOR IMMEDIATE RELEASE

IFF EARNINGS FOR FOURTH QUARTER MEET FORECAST COMPANY PROVIDES GUIDANCE FOR 2003

New York, N.Y., January 27, 2003 — International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported fourth quarter and full year 2002 results in line with expectations. The Company also provided initial guidance for 2003.

Fourth quarter 2002 sales totaled $424.3 million, an increase of 5% over comparable 2001 sales of $405.6 million; such fourth quarter 2001 sales exclude $13.6 million of sales attributable to non-core businesses disposed of by the Company. Sales for the 2001 fourth quarter as reported were $419.2 million.

Sales for the full year 2002 totaled $1,809.2 million, increasing 2% over comparable 2001 sales of $1,774.5 million; such full year 2001 sales exclude $69.3 million of sales attributable to non-core businesses disposed of by the Company. Sales for the full year 2001 as reported were $1,843.8 million.

Earnings per share for the fourth quarter 2002 were $.41 compared to $.30 per share for the prior year quarter. The 2001 reported results include amortization expense associated with goodwill and indefinite life intangibles ($.08 per share); excluding such amortization, fourth quarter 2001 earnings per share were $.38.

Earnings per share for the full year 2002, excluding the effect of certain nonrecurring charges associated with the Company’s previously announced reorganization, were $1.92 compared to $1.40 for the prior year. Earnings per share including nonrecurring charges were $1.84 in 2002, compared to $1.20 in the prior year. Nonrecurring charges in both years relate to the Company’s previously announced reorganization plan. Per share results for 2001 include amortization expense associated with goodwill and indefinite life intangibles (approximately $.35 per share); excluding such amortization, 2001 earnings per share were $1.55 and $1.75 including and excluding, respectively, the effect of nonrecurring charges.

Excluding sales attributable to businesses disposed of during 2001 and the second quarter of 2002, fourth quarter 2002 sales increased 5% over the comparable 2001 results. Reported sales reflect the following:

•	A favorable exchange effect, primarily from the strengthening of the Euro and the Japanese Yen against the US dollar, which added approximately 4% to the sales growth for the quarter. Local currency sales increased approximately 1% for the quarter.

•	Local currency fragrance sales in Europe rose 6%, resulting in a 16% increase in dollar sales due to the stronger Euro. The fragrance performance was led by a 21% local currency increase in fine fragrances.

•	Flavor sales in Europe declined 2% in local currency, although this resulted in a 7% increase on translation into the US dollar.

•	North America fragrances grew 1% in the quarter, led by a double-digit increase in fine fragrances. The growth in fine fragrances was partially offset by a low-single digit decline in combined functional fragrance and aroma chemical sales.

•	North America flavors declined 2% in the quarter, mainly due to a slowdown in customer order patterns at year-end.

•	Asia-Pacific fragrances grew 4% in local currency and 6% in reported dollars.

•	Asia-Pacific flavors grew by 7% in local currency in the region and 9% in dollars.

•	Latin America sales declined 8% for the quarter, mainly due to weak economic conditions prevailing throughout much of the region. Fragrance sales declined by 5% while flavor sales declined 16%.

•	India sales increased 7% in local currency and 9% in dollars, led by a 7% local currency (11% in dollars) growth in fragrances. Local currency flavor sales grew 6%, resulting in a 7% increase in reported dollar sales.

Excluding sales attributable to businesses disposed of during 2001 and the second quarter of 2002, full year 2002 sales increased 2% over the comparable 2001 results. Reported sales reflect the following:

•	A favorable exchange effect on sales, primarily from the strengthening of the Euro and the Japanese Yen against the US dollar added approximately 1% to the sales growth. Local currency sales grew approximately 1% for the year.

•	Local currency fragrance sales in Europe increased 7% resulting in a 12% increase in dollar sales due to the stronger than expected Euro. A 20% local currency increase in aroma chemicals and a 6% increase in fine fragrances led the fragrance results.

•	Flavor sales in Europe declined 3% in local currency, although this resulted in a 1% increase on translation into the US dollar.

•	North America fragrances were essentially flat for the year in all product categories.

•	North America flavors grew 5%, reflecting the benefit of new wins and improved customer service levels.

•	Asia-Pacific flavors grew by 4% in both local currency and dollars.

•	Asia-Pacific fragrances were flat in local currency and increased 1% in reported dollars. Asia-Pacific flavor and fragrance results were impacted by persistent weakness in the Japanese economy as well as the Philippines and Indonesia.

•	Latin America dollar sales declined 9% during the year, mainly due to weak economic conditions prevailing throughout much of the region. Fragrance sales declined 6% while flavor sales declined 16%.

•	India sales increased 9% in local currency and 10% in dollars, led by 11% local currency (12% in dollars) growth in fragrances; local currency flavor sales grew 7% in both local currency and reported dollars.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “I am satisfied with these results, particularly in view of the weak global economic conditions.

“Our focus on successfully completing the integration of BBA combined with our commitment to top-line growth has and will continue to pay off. We achieved solid earnings growth while at the same time increasing spending on research and development to our targeted level of 8% of sales. We also made substantial progress in reducing our debt, enabled by our very strong cash flow and better management of our balance sheet, contributing to substantially lower interest expense.

“We must remain cautious in the near term. The strength of the global economy remains uncertain. However, we are confident that IFF is on the path to growth and superior long-term operating results. I am confident that our back-to-basics approach, with renewed commitment to customer service and Research & Development, in combination with the actions we have taken to streamline our business and realize operating efficiencies, bode well for our future. I am equally confident in our ability to achieve superior long-term operating results, thus enhancing shareholder value.”

First Quarter 2003

For the first quarter 2003, IFF expects local currency sales to be flat in comparison to the prior year, excluding for comparative purposes approximately $5.1 million of first quarter 2002 sales related to non-core businesses disposed of during 2002. Exchange is expected to be favorable by approximately 5% for the quarter, resulting in an expected increase of 5% — 6% in reported dollars.

IFF expects first quarter 2003 earnings per share to be in the range of $.47 to $.50; earnings per share for the first quarter of 2002 were $.44.

Outlook for 2003

For 2003, IFF expects local currency sales growth in the low-single digits excluding for comparative purposes approximately $9.4 million of 2002 sales related to non-core businesses disposed of during 2002. Based on current exchange rates, currency is expected to be favorable by approximately 5% for the year, resulting in an expected increase of 7-8% in reported dollars. On a percentage basis, growth is forecast to be in the high-single digits in India. North America, Europe, and Asia-Pacific are expected to grow in low-single digits while Latin America is expected to be flat with 2002.

IFF expects earnings per share for 2003, excluding nonrecurring charges, to increase between 10% and 15% over comparable 2002 results of $1.92 per share, and to be in the range of $2.12 to $2.20.

Expected earnings reflect continued cost savings from reorganization and integration efforts, partially offset by planned increases in spending on the Company’s research and development initiatives. IFF’s R&D initiatives are focused on technologies critical to the long-term growth objectives for the Company.

On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. The total cost of these actions is expected to approximate $90 million — $100 million. The Company expects a large portion of these savings to contribute to improving net earnings. To date, the Company has recorded approximately $74 million of the expected pretax charges. Certain costs associated with the merger and integration of BBA operations were accounted for as part of the acquisition and did not affect current earnings.

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About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products — from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to “The Pursuit of Excellence” in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 37 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995

Statements in this release which are not historical facts or information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause IFF’s actual results to differ materially from those expressed or implied by such forward-looking statements. Risks and uncertainties with respect to IFF’s business include general economic and business conditions, interest rates, the price and availability of raw materials, and political and economic uncertainties, including the fluctuation or devaluation of currencies in countries in which IFF does business. The Company intends its forward-looking statements to speak only as of the time of such statements, and does not undertake to update or revise them as more information becomes available.

Conference call

There will be a conference call today at 11:00 AM EDT; the dial in number for U.S.-based participants is 1-800-967-7141; for international participants, the number is 719-457-2630.

A replay of the conference call will be available from 1:00 PM on January 27, 2003 through 12:00 AM on February 17, 2003. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code is 235920.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer.

Contact Douglas J. Wetmore 212-708-7145

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended December 31,
	As reported 2001	Pro-Forma(A) 2001	2002

Net sales	$419,170	$405,628	$424,292
Cost of goods sold	241,157	229,990	242,284

Gross margin on sales	178,013	175,638	182,008
Research & development	32,744	32,533	36,171
Selling and administrative	73,944	73,319	75,707
Amortization	11,843	3,158	3,158

	59,482	66,628	66,972
Nonrecurring charges	--	--	--
Interest expense	(13,945)	(13,945)	(8,368)
Other income (expense), net	1,511	1,511	258

Pretax income	47,048	54,194	58,862
Income taxes	17,878	17,613	19,866

Net income	$29,170	$36,581	$38,996

Including nonrecurring charges

Net income	$29,170	$36,581	$38,996
Earnings per share - basic	$.31	$.39	$.41
Earnings per share - diluted	$.30	$.38	$.41

Excluding nonrecurring charges
Net income	$29,170	$36,581	$38,996
Result per share - basic	$.31	$.39	$.41
Result per share - diluted	$.30	$.38	$.41

A. Pro-Forma 2001 reflects:

•	Elimination of sales and operating results of non-core businesses sold during the course of the fourth quarter 2001, namely the North America and Brazilian fruit preparations business and the United Kingdom based portion of the aroma chemicals business acquired in the BBA transaction;

•	Elimination of sales and operating results for the fourth quarter of the concentrates business sold in the second quarter 2002;

•	The effect of adoption of FAS 142 resulting in the discontinuance of amortization of goodwill and indefinite life intangibles, effective January 1, 2002. Goodwill amortization of $8.7 million recognized in the 2001 reported results has been eliminated in the 2001 pro-forma results; and

•	Application of the full year 2001 effective tax rate to the quarter.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Year Ended December 31,
	As reported 2001	Pro-Forma (A) 2001	2002

Net sales	$1,843,766	$1,774,460	$1,809,249
Cost of goods sold	1,063,433	1,002,125	1,035,835

Gross margin on sales	780,333	772,335	773,414
Research & development	135,248	134,205	144,027
Selling and administrative	313,335	310,574	305,156
Amortization	46,089	12,632	12,632

	285,661	314,924	311,599
Nonrecurring charges	(30,069)	(30,069)	(11,737)
Interest expense	(70,424)	(70,424)	(37,036)
Other income (expense), net	2,609	2,609	3,591

Pretax income	187,777	217,040	266,417
Income taxes	71,775	70,537	90,473

Net income	$116,002	$146,503	$175,944

Including nonrecurring charges
Net income	$116,002	$146,503	$175,944
Earnings per share - basic	$1.21	$1.53	$1.86
Earnings per share - diluted	$1.20	$1.51	$1.84

Excluding nonrecurring charges
Net income	$135,103	$165,604	$183,689
Result per share - basic	$1.41	$1.73	$1.94
Result per share - diluted	$1.40	$1.71	$1.92

A. Pro-Forma 2001 reflects:

•	Elimination of sales and operating results of non-core businesses sold during the course of the fourth quarter 2001, namely the North America and Brazilian fruit preparations business and the United Kingdom based portion of the aroma chemicals business acquired in the BBA transaction;

•	Elimination of sales and operating results for the third and fourth quarters only of the concentrates business sold in the second quarter 2002;

•	The effect of adoption of FAS142 resulting in the discontinuance of amortization of goodwill and indefinite life intangibles, effective January 1, 2002. Goodwill amortization of $33.5 million recognized in the 2001 reported results has been eliminated in the 2001 pro-forma results.

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2001	December 31, 2002

Cash & short-term investments	$48,905	$15,165
Receivables	318,023	314,373
Inventories	415,984	421,603
Other current assets	113,449	116,003

Total current assets	896,361	867,144

Property, plant and equipment, net (1,2)	532,473	520,499
Goodwill and other intangibles, net	795,920	782,539
Other assets	43,297	62,743

Total assets	$2,268,051	$2,232,925

Commercial paper/notes payable - bank	$227,945	$49,663
Other current liabilities	332,269	309,834

Total current liabilities	560,214	359,497

Long-term debt (3)	939,404	1,007,085
Non-current liabilities	244,263	291,434

Shareholders’ equity	524,170	574,909

Total liabilities and shareholders’ equity	$2,268,051	$2,232,925

Notes:

1.	Capital spending – Quarter: $23 million Full Year: $82 million

2.	Depreciation – Quarter: $18 million Full Year: $72 million

3.

At December 31, 2002, Long-term debt includes unamortized gains of $63.5 million on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt. At December 31, 2001, debt included $8.3 million of such swap gains.

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Average Shares Outstanding (in thousands)	2001	2002

Fourth quarter:
Basic	94,874	94,309
Diluted	96,209	95,632

Full year
Basic	95,770	94,511
Diluted	96,819	95,873

Quarter ended December 31, 2002 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(1)	(10)	(5)

Europe - Reported	8	7	8
Europe - Local Currency	(1)	(1)	(1)

Latin America	(6)	(19)	(9)

Asia-Pacific - Reported	4	8	7
Asia-Pacific - Local Currency	3	6	5

India	8	7	8
India- Local Currency	5	6	6

Total - Reported	2	--	1
Total - Local Currency	(1)	(4)	(2)

Fourth quarter 2002 compared to Fourth Quarter 2001 Pro-Forma To Reflect Businesses Disposed of

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	1	(2)	--

Europe - Reported	16	7	12
Europe - Local Currency	6	(2)	3

Latin America	(5)	(16)	(8)

Asia-Pacific - Reported	6	9	8
Asia-Pacific - Local Currency	4	7	6

India	11	7	9
India- Local Currency	7	6	7

Total - Reported	6	3	5
Total - Local Currency	2	(1)	1

Year ended December 31, 2002 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(1)	(7)	(4)

Europe - Reported	3	1	2
Europe - Local Currency	(1)	(3)	(2)

Latin America	(8)	(22)	(11)

Asia-Pacific - Reported	(1)	4	2
Asia-Pacific - Local Currency	(1)	4	2

India	5	7	6
India- Local Currency	3	7	5

Total - Reported	(1)	(3)	(2)
Total - Local Currency	(2)	(4)	(3)

Year ended December 31, 2002 compared to Year ended December 31, 2001, Pro-Forma to Reflect Businesses Disposed of

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	--	5	2

Europe - Reported	12	1	7
Europe - Local Currency	7	(3)	3

Latin America	(6)	(16)	(9)

Asia-Pacific - Reported	1	4	3
Asia-Pacific - Local Currency	--	4	2

India	12	7	10
India- Local Currency	11	7	9

Total - Reported	3	1	2
Total - Local Currency	2	(1)	1